Exhibit 99.1

For Immediate Release	For Further Information Contact:
Tuesday, April 3, 2007	Robert E. Phaneuf
Vice President - Corporate Development
(918) 632-0680

RAM ENERGY RESOURCES REPORTS YEAR END AND

FOURTH QUARTER 2006 RESULTS;

KEY OPERATING AND FINANCIAL HIGHLIGHTS

Tulsa, Oklahoma – RAM Energy Resources, Inc. (Nasdaq: RAME) today announced fourth quarter and year ended December 31, 2006 earnings and operating results.

2006 Highlights

•	Oil and gas sales for the year rose three percent to $68.0 million;
•	Operating income for the year increased to $23.3 million, or 67 percent, compared to $13.9 million in 2005;
•	Net income for the year was $5.0 million, or $0.20 per share, compared to $543,000 in 2005;
•	Cash flow from operations, a non-GAAP measure, was $18.1 million compared to $23.0 million in 2005;
•	Average daily production for the year was 3,533 BOE compared with 3,848 BOE in the 2005 year.

Fourth Quarter 2006 Highlights

•	RAM reports income of $1.1 million or $0.03 a share;
•	Cash flow from operations, a non-GAAP measure, was $3.2 million versus $5.4 million in fourth quarter 2005;

•

Fourth quarter production of 301,000 barrel equivalents (BOE) of oil and natural gas was negatively impacted by weather and gas plant related curtailments. Although winter weather related curtailments also negatively affected production in the first quarter of 2007, daily production is estimated to have averaged approximately 3,500 BOE or a total for the quarter of approximately 315,000 BOE;

•	Capital spending of $6.6 million in the quarter raises the total for the year to $28.1 million, compared to $13.5 million spent during 2005.

Current Quarter Highlights

•

Activity aimed at developing the company's Barnett Shale acreage continues; RAM recently proposed its third well to date in 2007 to EOG Resources, while Devon Energy's first well of this year on jointly held acreage has been drilled and is awaiting completion;

•	In the company's Wolfcamp shale exploration play, two vertical wells drilled in the fourth quarter of 2006 are currently undergoing fracture stimulation and initial testing;
•

In conjunction with its regularly scheduled semi-annual redetermination, RAM's borrowing base was reaffirmed at $140 million by the company's commercial lenders based on the company's proved reserves at year-end 2006;

•	The company completed its offering of 7.5 million common shares in February, adding significantly to liquidity, which is estimated to be $68 million at March 31, 2007.

"2006 was a year of substantial change for the company as it transitioned from a private to a publicly traded entity. A significant portion of our efforts focused upon the work program preparing to accelerate the development of our Barnett Shale acreage and the initiation of the Wolfcamp shale exploration play. The groundwork laid in 2006, in combination with EBITDA and cash flow in the fourth quarter, along with the liquidity from our successful equity offering in early 2007, positions us well to fund our 2007 capital budget and take advantage of growth opportunities during the year," said Larry Lee, Chairman and CEO. ''We continue to position the company to grow through a balanced strategy of acquisition, exploitation and exploration," added Mr. Lee.

2006 Results

For the 2006 year RAM reported net income of $5.0 million, or $0.20 a share, on 25.6 million weighted average fully diluted shares outstanding. For the 2005 year, RAM recorded income of $543,000.

Total production for the year was 1.3 million BOE, down 8 percent from the prior year. However after giving pro forma effect to a reversionary interest burdening our properties in our Boonsville shallow gas area that vested in September 2005, which reduced our interest in the related properties, our production in 2006 would have decreased by four percent compared to that of 2005. The average price for oil and for natural gas liquids rose 19 percent and 11 percent respectively but their impact was partially offset by a 9 percent decline in the price of natural gas. The beneficial effect of hydrocarbon prices more than offset the decline in production volumes allowing oil and gas sales to rise nearly three percent for the year to $68.0 million, compared to $66.2 million in 2005. Cash flow from operations, a non-GAAP measure, was $18.1 million for the 2006 year compared to $23.0 million for the same period in 2005. See the attached table for reconciliation of these non-GAAP financial measures to the corresponding GAAP amounts of cash provided by operating activities of $30.5 million for the 2006 year and $18.4 million for the period ended December 31, 2005.

Fourth Quarter 2006 Income and Cash Flow

For the quarter ended December 31, 2006 RAM had net income of $1.1 million, or $0.03 per share, based upon 33.6 million weighted average fully diluted shares outstanding. Results of the current quarter were driven by reduced production, a rise in production expenses and share based compensation, somewhat offset by slightly lower interest expense. By comparison, in the fourth quarter 2005 RAM Energy, Inc. reported $4.1 million net income, which included a $5.0 million gain on derivatives. All comparative information in this release relates to the same 2005 period financial and operating results of RAM Energy, Inc., the exploration and production entity acquired by the company in May 2006.

Cash flow from operations, a non-GAAP measure, was $3.2 million for the fourth quarter of 2006 compared to cash flow of $5.4 million in the same quarter of 2005. See the attached table for reconciliation of these non-GAAP financial measures to the corresponding GAAP amounts of cash provided by operating activities of $5.2 million for the fourth quarter of 2006 and $7.8 million for the same quarter in 2005.

Production, Commodity Prices and Revenues

Total production for the fourth quarter 2006 was 301,000 BOE, a decline of 74,000 BOE compared to the year-ago quarter of 375,000 BOE. Production in the 2006 quarter was negatively impacted by weather and gas plant related curtailments. By contrast, fourth quarter 2005 production of 375,000 was impacted beneficially by substantial accruals of production attributable to non-operated properties from prior quarters during the year.

The company's realized price for oil increased 15 percent to an average of $63.89 per barrel in the fourth quarter of 2006, compared with last year's fourth quarter average realized price of $55.37 per barrel. The company's realized price for natural gas decreased nearly 21 percent to average $5.42 per thousand cubic feet (Mcf) compared to an average of $6.82 per Mcf in the fourth quarter of 2005. The benefit from the increase in the average price of oil was almost entirely offset by the decline in the average realized price of natural gas and natural gas liquids, allowing much of the impact of the decline in production to be reflected in oil and gas sales. Oil and gas sales dropped 17 percent to $15.0 million for the fourth quarter of 2006 compared to $18.1 million in the same quarter of 2005. The company does not formally designate its derivative contracts as hedges, nor are its derivative contracts associated with its production; therefore realized prices are not associated with derivative gains or losses. With the addition to oil and gas sales of $655,000 attributable to the net of derivative contract settlements, premiums, unrealized mark-to-market gains on derivatives and other revenues and operating income, total revenues for the fourth quarter of 2006 fell to $15.6 million, compared to $22.9 million of total revenues, in the same period of 2005.

Costs and Expenses

Production costs, in the fourth quarter of 2006, totaled $5.0 million, or $16.76 per BOE, 35 percent higher than the $12.38 per BOE in the previous year's quarter. The increase in the per BOE rate was primarily due to lower production volumes, increased utility costs and higher maintenance costs due to additional producing wells. Production taxes were $800,000, or $2.66 per BOE, in this year's fourth quarter, compared to $860,000, or $2.29 per BOE, in the fourth quarter of 2005. General and administrative expenses of

$2.9 million, or $9.80 per BOE, increased 58 percent on a BOE basis, excluding share based compensation expense.

Operations Update

Oil and gas related capital expenditures totaled $6.6 million in the fourth quarter: $4.1 million was allocated to lower risk development activities and $2.5 million for exploratory activities, bringing total capital spending for the year to $28.1 million. RAM participated in the drilling of 18 gross (18.0 net) development wells and three gross (2.1 net) exploratory wells in the fourth quarter in contrast to a total of 17 gross (15.5 net) wells drilled in the same period of 2005.

In the Electra/Burkburnett area of North Texas, responsible for approximately 55 percent of total net production in the fourth quarter 2006, the company continues its high level of development drilling and recompletion activity. A total of 18 net wells were drilled, of which 13 were completed as producing wells, and five were in various stages of completion at the end of the year. By contrast, 15 wells were drilled and completed in the fourth quarter of 2005. The company owns a 100 percent working interest in and operates Electra/Burkburnett.

The company has an interest in nine producing wells in its Barnett Shale play in Jack and Wise Counties, Texas and a seismic acquisition program which has identified a growing inventory of potential drilling locations. Over the last two years, RAM has acquired and interpreted thirty-five square miles of 3-D seismic which supports the current inventory of 18 drilling locations, with additional locations expected to be identified from existing seismic. Accordingly, early in 2007, RAM has proposed the drilling of two wells to EOG Resources and other joint interest owners in the property with the result that EOG and other interest owners have consented to drill the first two wells proposed. In mid-March of this year, RAM proposed a third well to the parties, which have 30 days from the date of proposal to consent to drill the well or opt out. In order to continue to build on its inventory of potential drilling locations for future development, RAM plans to acquire an additional 60 square miles of 3-D seismic during 2007.

During the fourth quarter 2006 the company initiated an exploration play in Southwest Texas, targeting the Wolfcamp shale. RAM has acquired leases and options covering 15,000 acres in which it currently holds a 100 percent working interest. The company drilled two vertical wells in the prospect during the fourth quarter; currently both wells are being fracture stimulated and tested.

RAM to Webcast Third Quarter 2006 Conference Call

The company's teleconference call to review fourth quarter and year-end 2006 results will be broadcast live on a listen-only basis over the internet on Tuesday, April 3, at 3:00 p.m. Central Time. Interested parties may access the webcast by visiting the RAM Energy Resources, Inc. website at www.ramenergy.com. From the home page, select the Investor Relations tab and then click on the microphone icon. The teleconference may be accessed by dialing 1(888) 396-2356 (domestic) or 1(617)847-8709 (international) and providing the call passcode "66484342" to the operator. The webcast and the accompanying slide presentation will be available for replay on the company's website. An audio replay will be available until April 10, 2006 by dialing 1(888) 286-8010 (domestic) or 1(617) 801-6888 (international) and using passcode "19577040".

Forward-Looking Statements

This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts that address estimates of capital spending, prices of oil and gas and company realizations, the impact of oil and gas derivatives, drilling activities, borrowing availability, estimated production and events or developments that the company expects or believes are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, actions taken and to be taken by the government as a result of political and economic conditions, continued availability of capital and financing, and general economic, market or business conditions as well as other risk factors described from time to time in the company's filings with the SEC. The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

RAM Energy Resources, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration, and development of oil and gas properties and the marketing of crude oil and natural gas. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the Nasdaq under the symbol RAME. For additional information, visit the company website at www.ramenergy.com.

-Tables follow-

RAM Energy Resources, Inc.
Consolidated balance sheets
(in thousands, except share and per share amounts)

	As of December 31,
	2006	2005

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 6,721	$ 70
Accounts receivable:
Oil and natural gas sales	6,194	7,422
Joint interest operations, net of allowance of $187 ($31 at
December 31, 2005)	750	566
Related party	-	142
Income taxes	121	-
Other, net of allowance of $33 ($13 at December 31, 2005)	236	175
Derivative assets	677	-
Prepaid expenses	1,013	756
Other current assets	-	484
Total current assets	15,712	9,615
PROPERTIES AND EQUIPMENT, AT COST:
Oil and natural gas properties and equipment, using full cost accounting	185,284	160,704
Other property and equipment	6,098	7,276
	191,382	167,980
Less accumulated amortization and depreciation	(48,577)	(36,848)
Total properties and equipment	142,805	131,132
OTHER ASSETS:
Deferred loan costs, net of accumulated amortization of $4,840
($4,095 at December 31, 2005)	2,593	1,613
Other	615	916
Total assets	$ 161,725	$ 143,276

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable:
Trade	$ 7,810	$ 4,343
Oil and natural gas proceeds due others	3,886	3,201
Related party	14	41
Other	31	-
Accrued liabilities:
Compensation	1,611	749
Interest	3,849	1,745
Income taxes	223	146

-Tables follow-

RAM Energy Resources, Inc.
Consolidated balance sheets
(in thousands, except share and per share amounts) continued

As of December 31,
2006	2005

Derivative liabilities	-	3,510
Long-term debt due within one year	756	560
Total current liabilities	18,180	14,295
OIL & NATURAL GAS PROCEEDS DUE OTHERS	2,481	1,972
LONG-TERM DEBT	131,481	112,286
DEFERRED AND OTHER NON-CURRENT INCOME TAXES	26,677	25,300
ASSET RETIREMENT OBLIGATION	10,801	10,192

STOCKHOLDERS' DEFICIT:
Common stock, $0.0001 par value, 100,000,000 and 30,000,000 shares authorized, 33,630,000 and 7,700,000 shares issued, 33,439,530 and
7,700,000 outstanding at December 31, 2006 and 2005, respectively	3	1
Additional paid-in capital	2,308	95
Treasury stock - 837,275 shares at cost	(3,768)	-
Accumulated deficit	(26,438)	(20,865)
Stockholders' deficit	(27,895)	(20,769)
Total liabilities and stockholders' deficit	$161,725	$143,276

_____________

(1)See RAM Energy Resources Form 10-K for the period ended December 31, 2006. The accompanying notes contained therein are an integral part of these consolidated financial statements.

-Tables follow-

RAM Energy Resources, Inc.
Consolidated statements of operations
Years ended December 31, 2006 and 2005
(in thousands, except share and per share amounts)

	2006	2005
REVENUES AND OTHER OPERATING INCOME
Oil and natural gas sales	$68,015	$66,243
Gain on sale of subsidiary	-	-
Other	640	851
Realized and unrealized gains (losses) from derivatives	1,589	(11,695)
Total revenues and other operating income	70,244	55,399
OPERATING EXPENSES:
Oil and natural gas production taxes	3,329	3,320
Oil and natural gas production expenses	18,266	16,099
Depreciation and amortization	13,252	12,972
Accretion expense	535	510
Share-based compensation	2,308	-
General and administrative, overhead and other expenses,
net of operator's overhead fees	9,300	8,610
Total operating expenses	46,990	41,511
Operating income	23,254	13,888
OTHER INCOME (EXPENSE):
Interest expense	(17,050)	(12,614)
Interest income	309	75
INCOME BEFORE INCOME TAXES	6,513	1,349
INCOME TAX PROVISION	1,465	806
Net Income	$5,048	$543
BASIC EARNINGS PER SHARE	$0.21	$0.07
BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	24,347,607	7,700,000
DILUTED EARNINGS PER SHARE	$0.20	$0.07
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	25,658,711	7,700,000

______________

(1)See RAM Energy Resources Form 10-K for the period ended December 31, 2006. The accompanying notes contained therein are an integral part of these consolidated financial statements.

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RAM Energy Resources, Inc.
Consolidated statements of cash flows
Years ended December 31, 2006 and 2005
(in thousands)

	2006	2005
OPERATING ACTIVITIES:
Net Income	$5,048	$543
Adjustments to reconcile net income to net cash
provided by operating activities -
Depreciation and amortization	13,252	12,972
Amortization of deferred loan costs and Senior Notes discount	988	839
Write off loan fees due to debt refinancing	1,055	-
Accretion expense	535	510
Gain on sale of subsidiary	-	-
Provisions for doubtful accounts	-	-
Unrealized (gain) loss on derivatives	(6,239)	6,302
Derivative premiums net of amortization	-	634
Deferred income taxes	1,311	1,199
Share-based compensation	2,308	-
Gain on disposal of other property and equipment	(142)	-
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	1,012	(2,608)
Prepaid expenses and other assets	229	(143)
Accounts payable	4,173	(165)
Accrued liabilities	6,025	(1,331)
Income taxes payable	105	(393)
Gas balancing liability	-	-
Total adjustments	24,612	17,816
Net cash provided by operating activities	29,660	18,359
INVESTING ACTIVITIES:
Payments for oil and natural gas properties and equipment	(28,145)	(13,528)
Proceeds from sales of oil and natural gas properties	3,565	2,471
Payments for other property and equipment	(812)	(1,497)
Proceeds from sales of other property and equipment	461	-
Payments of merger cost	(4,187)	-
Cash acquired in merger	3,801	-
RWG acquisition, net of cash acquired	-	-
Proceeds from the sale of subsidiary	-	-
Proceeds from short-term investments	-	-
Net cash used in investing activities	(25,317)	(12,554)

__________

(1)See RAM Energy Resources Form 10-K for the period ended December 31, 2006. The accompanying notes contained therein are an integral part of these consolidated financial statements.

-Tables follow-

RAM Energy Resources, Inc.
Consolidated statements of cash flows
Years ended December 31, 2006 and 2005
(in thousands)

	2006	2005
FINANCING ACTIVITIES:
Payments on long-term debt	(88,094)	(15,615)
Proceeds from borrowings on long-term debt	107,443	10,670
Payments for deferred loan costs	(2,981)	(565)
Stock redemption	(9,792)	-
Stock repurchased	(3,768)	-
Dividends paid	(500)	(1,400)
Net cash provided by (used in) financing activities	2,308	(6,910)
INCREASE (DECEASE) IN CASH AND CASH EQUIVALENTS	6,651	(1,105)
CASH AND CASH EQUIVALENTS, beginning of year	70	1,175
CASH AND CASH EQUIVALENTS, end of year	$6,721	$70
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$124	$20
Cash paid for interest	$10,080	$3,297

DISCLOSURE OF NONCASH INVESTING AND
FINANCING ACTIVITIES:
Accrued interest added to principal balance of credit facility	$2,848	$8,093

_________

(1)See RAM Energy Resources Form 10-K for the period ended December 31, 2006. The accompanying notes contained therein are an integral part of these consolidated financial statements.

-Tables follow-

RAM Energy Resources, Inc.
Production and Price Summary

	Year ended		Percent
	December 31,		Increase
	2005	2006	(Decrease)

Production volumes: (1)
Oil (MBbls)	787	752	(4.5%)
NGL (MBbls)	170	143	(16.1%)
Natural gas (MMcf)	2,861	2,365	(11.8%)
Total Mboe	1,405	1,290	(8.2%)

Average sale prices: (2)
Oil (per Bbl)	$ 53.75	$ 63.82	18.7%
NGL (per Bbl)	$ 36.33	$ 40.33	11.0%
Natural gas (per Mcf)	$ 6.61	$ 6.02	(9.0%)
Per Boe	$ 47.16	$ 52.54	11.4%

________________

(1) A reversionary interest burdening our properties in our Boonsville shallow gas area vested September 2005, which reduced our interest in the related properties. The effect of the reversionary interest reduced total daily production by four percent in 2006 compared to 2005.

(2)Average realized prices before effects of derivative contracts.

(3) See RAM Energy Resources Form 10-K for the period ended December 31, 2006. The accompanying notes contained therein are an integral part of these consolidated financial statements.

-Table follows-

RAM Energy Resources, Inc.
Selected Quarterly Financial Data
($ In thousands except per share data)

	Quarter Ended December 31,
	2006	2005

Net revenue -	$15,620	$22,889
Net operating expenses	12,255	11,883
Operating income (loss)	3,365	11,006
Interest expense	(3,837)	(3,845)
Interest income	71	34
Income before income taxes	(401)	7,195
Income tax provision (benefit)	(1,459)	3,028
Net income (loss)	$1,058	$4,167

Basic net income (loss) applicable to common stockholders per	$0.03	$0.54
common share
Diluted net income (loss) applicable to common stockholders	$0.03	$0.54
per common share

-Table follows-

RAM Energy Resources, Inc.

Reconciliation of cash flow from operations

(a non-GAAP measure) to GAAP net

cash provided by operating activities

Non-GAAP Financial Measure

Cash flow, a non-GAAP measure, represents cash provided by operating activities before the impact of discontinued operations, changes in working capital items related to operating activities, and further adjusted for unrealized gains or losses on derivative transactions. This non-GAAP measure is presented because management believes it is a useful adjunct to cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). This non-GAAP cash flow measure is widely accepted as a financial indicator of an oil and gas company's ability to generate cash which is used to internally fund exploration and development activities and to service debt. This non-GAAP measure is not a measure of financial performance under GAAP and should not be considered as an alternative to cash provided (used) by operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity.

	2006
	Three months ended	Year Ended
	December 31	December 31

Cash flow from operations (a non-GAAP measure)	$3,167	$18,144
Plus: working capital changes	2,042	11,516
Less: deferred income taxes on share-based compensation
classified as financing activities	(34)	(877)
Net cash provided by operating activities per condensed
consolidated statements of cash flow	$5,243	$30,537

Cash flow from operations (a non-GAAP measure)	$3,167	$18,144
Less: realized (losses) on derivatives	116	(4,650)
Less: unrealized gains (losses) on derivatives per condensed
consolidated statements of cash flow	365	6,239
Cash flow from operations (a non-GAAP measure) excluding
realized and unrealized gains (losses) on derivatives	$2,686	$16,555

	2005
	Three months ended	Year Ended
	December 31	December 31

Cash flow from operations (a non-GAAP measure)	$5,355	$22,999
Plus: working capital changes	2,388	(4,640)
Less: deferred income taxes on share-based compensation
classified as financing activities	-	-
Net cash provided by operating activities per condensed
consolidated statements of cash flow	$7,743	$18,359

Cash flow from operations (a non-GAAP measure)	$5,355	$22,999
Less: realized (losses) on derivatives	(3,293)	(5,393)
Less: unrealized gains (losses) on derivatives per condensed
consolidated statements of cash flow	8,211	(6,302)
Cash flow from operations (a non-GAAP measure) excluding
realized and unrealized gains (losses) on derivatives	$437	$34,694